UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2012

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Morgans Hotel Group Co. (the “Company”) issued a press release on June 19, 2012 announcing a partnership with Moroccan entrepreneur Ahmed Bennani and Hivernage Collection for the management of two properties in Marrakech Morocco — a 73-room Delano-branded hotel scheduled to open in September 2012 and a 69-room Mondrian-branded hotel scheduled to open in late 2013.

The parties signed 15-year management agreements for both hotels. Under both management agreements, the Company is entitled to earn a base management fee and a centralized service reimbursement calculated as a percentage of total revenues and an incentive fee based on achieving certain profit thresholds set forth in the management agreements.

Under the Delano agreement, the Company will contribute $2.5 million in key money within five business days of signing of the agreement, which funds are refundable if the hotel fails to open by September 30, 2012, and under the Mondrian agreement, the Company will contribute $2.5 million in key money upon the hotel’s opening. Under both agreements, the Company has guaranteed fundings to the owners if the hotels do not attain specified levels of net operating profits set forth in the management agreements up to certain maximum amounts for the first ten years of the contract. Such guarantee fundings, if any, are recoverable out of future hotel cash flows and under certain other conditions.

Item 9.01. Financial Statements and Exhibits.

The exhibit contained in this current report on Form 8-K shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated June 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: June 19, 2012	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated June 19, 2012